Exhibit 5.2

Raymond Chabot
Grant Thornton LLP
Suite 2000
Consent of Independent Auditor	600 De La Gauchetière Street West
Montréal, Quebec
H3B 4L8

T 514-878-2691

Digi Power X Inc. (formerly Digihost Technology Inc.) (the “Company”)

We hereby consent to the incorporation by reference in the Company’s Registration Statement on Form F-10 of our report dated September 16, 2024, except for Note 2(w), as to which the date is March 5, 2025, with respect to the audited consolidated financial statements of the Company and its subsidiaries appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Quebec, Canada
April 11, 2025

Member of Grant Thornton International Ltd	rcgt.com